Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
NATIONAL HEALTHCARE CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	52-2057472

(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification Number)
100 Vine Street
Murfreesboro, Tennessee 37130
(Address of Principal Executive Offices) (Zip Code)
2005 Stock Option, Employee Stock Purchase, Physician
Stock Purchase & Stock Appreciation Rights Plan
and
2004 Non-Qualified Stock Option Plan
(Full Title of Plan)
Richard F. LaRoche, Jr.
Corporate Secretary
National Healthcare Corporation
100 Vine Street, Murfreesboro, TN 37130
(Name and Address of Agent for Service)
(615) 890-2020
(Telephone number, including area code for agent for service)
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed Maximum	Amount of
Title of Securities	Amount to be	Maximum Offering	Aggregate Offering	Registration
to be Registered	Registered(3)	Price Per Share (4)	Price	Fee
Common Stock(1)	1,200,000 Shares	$35.58	$42,696,000	$5,025
Common Stock(2)	500,000 Shares	$35.58	$17,790,000	$2,094

(1)	The number of shares of Common Stock authorized for issuance under the 2005 Stock Option, Employee Stock Purchase, Physician Stock Purchase & Stock Appreciation Rights Plan.

(2)	The number of Shares of Common Stock authorized for issuance under the 2004 Non-Qualified Stock Option Plan.

(3)	Pursuant to Rule 416(a), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

(4)	Pursuant to Rule 457, the offering price is estimated solely for the purpose of calculating the registration fee on the basis of the average high and low price of $35.58 per Share, as reported on the American Stock Exchange on November 1, 2005.
The Index to Exhibits appears on sequentially numbered page 7.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
     The documents containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to participants in the plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents, which include the statement of availability required by Item 2 of Form S-8, and the documents incorporated by reference in this registration statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The documents listed below filed by National HealthCare Corporation, (the “Company”) are incorporated by reference in this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

(b)	The Company’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005.

(c)	The Company’s registration statement on Form 10 (SEC File No. 1-13487), filed October 14, 1997 and amended through Amendment No. 1 on December 5, 1997.

(d)	The description of the Company’s Common Stock as contained in the Company’s Registration Statement on Form S-4 (SEC File No. 333-37185), filed October 3, 1997, amended through Amendment No. 1 on December 20, 1997, amended through Amendment No. 2 on December 4, 1997, amended through Amendment No. 3 on December 5, 1997 and amended through Amendment No. 4 on December 5, 1997.

     In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of filing of such documents.
Item 4. Description of Securities
     Not applicable.
Item 5. Interests of Named Experts and Counsel
     Not applicable.
Item 6. Indemnification.
     Under the Company’s Certificate of Incorporation, and in accordance with Section 145 of the Delaware General Corporation Law (the “Delaware Law”), the Company will indemnify any person made or threatened to be made a party to an action or proceeding, whether civil, criminal, administrative or investigative (other than a “derivative” action by or in the right of the Company to procure a judgment in its favor) by reason of the fact that such person is or was a director or officer of the Company, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney’s fees actually and necessarily incurred as a result of such action or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in (or not opposed to) the best interests of the Company, and, in criminal actions or proceedings, had no reasonable cause to believe was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to amounts paid in settlement and reasonable expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such an action and then, where the action is settled or other-wise disposed of or the person is adjudged to be liable to the Company, only if and to the extent the court in which such action was brought or, if none, a court of competent jurisdiction determines that such person is fairly and reasonably entitled to such indemnity and then only for such expenses as the court deems proper.
     The Certificate of Incorporation provides that the Company may indemnify a director or officer for the expenses incurred in defending the proceedings specified above, at the conclusion of or in advance of their final disposition or settlement, and on such terms, to such extent, and subject to such conditions as the Board of Directors shall determine. The Certificate of Incorporation also provides that the Company may, in its sole discretion, indemnify any person who is or was one of its employees or agents or any person who is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise to the same degree as the foregoing indemnification of directors and officers. The Certificate of Incorporation also provides that such persons are presumed to be entitled to indemnification, and that the burden of proving that such person is not entitled to indemnification is on the Company. Finally, the Certificate of

Incorporation provides that if a written claim by such person for indemnification is not paid within 30 days, the claimant may bring suit to recover the unpaid amount, and if successful, may recover attorneys’ fees and expenses.
     In addition, the Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against and incurred by such person in such capacity, or arising out of the person’s status as such whether or not the Company would have the power or obligation to indemnify such person against such liability under the provisions of the Delaware Law. The Company maintains insurance for the benefit of the Company’s officers and directors insuring such persons against certain liabilities, including liabilities under the securities laws.
Item 7. Exemption From Registration Claimed
     Not applicable.
Item 8. Exhibits.
     The Exhibits to this Registration Statement are listed in the Index to Exhibits on Page E-1 of this Registration Statement, which Index is incorporated herein by reference.
Item 9. Undertakings.
     The Company hereby undertakes:
     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
           (i) To include any prospectus required by section 10(a)(3) of the Securities Act;
           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
     2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     4. The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to partners, directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a partner, director, officer or controlling person of the Company in the successful defense of any action suit or proceeding) is asserted by such partner, director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Murfreesboro, State of Tennessee, on November 3, 2005.

National HealthCare Corporation
By:	/s/ Robert G. Adams
Robert G. Adams
President and Director Chief Executive Officer

POWER OF ATTORNEY
     Each person whose signature to the Registration statement appears below hereby appoints Robert G. Adams or Richard F. LaRoche, Jr., and each of them, any one of whom may act without the joinder of the others, as his attorney-in-fact to execute in the name and behalf of any such person, individually and in the capacity stated below, and to file all amendments and post-effective amendments to this Registration Statement, which amendment or amendments may make such changes and additions in this Registration Statement as such attorney-in-fact may deem necessary or appropriate.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ W. Andrew Adams W. Andrew Adams	Chairman of the Board	November 3, 2005

/s/ Richard F. LaRoche, Jr. Richard F. LaRoche, Jr.	Corporate Secretary and Director	November 3, 2005

/s/ Robert G. Adams Robert G. Adams	President and Chief Executive Officer, Director	November 3, 2005

/s/ Donald K. Daniel Donald K. Daniel	Vice President and Controller Principal Accounting Officer	November 3, 2005

/s/ Ernest G. Burgess Ernest G. Burgess	Director	November 3, 2005

/s/ Lawrence C. Tucker Lawrence C. Tucker	Director	November 3, 2005

/s/ J. Paul Abernathy J. Paul Abernathy	Director	November 3, 2005

/s/ Emil E. Hassan Emil E. Hassan	Director	November 3, 2005

Exhibit Index

Exhibit No.	Description of Exhibit

4.1	Certificate of Incorporation of Company (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement No. 333-37185 on Form S-4)

4.2	By-Laws of Company (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement No. 333-37185 on Form S-4)

4.3	Indenture between National HealthCare L.P. and First American National Bank, dated August 29, 1995 relating to 6.0% Convertible Senior Subordinated Debentures due 2000 aggregating $30,000,000 (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement No. 333-37185 on Form S-4)

4.4	Indenture of Mortgage and Deed of Trust dated as of October 15, 1989 by and among National HealthCorp L.P. and Boatmen’s Trust Company, Corporate Trustee, and H.E. Bradford, Individual Trustee, relating to $20,000,000 ___% First Mortgage Bonds due 2005 (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement No. 333-37185 on Form S-4)

4.5	Indenture of Trust and Security Agreement dated as of December 1, 1990 by and among National Health Corporation Leveraged Employee Stock Ownership Trust, National Health Corporation and National HealthCorp L.P. to State Street Bank and Trust Company of Connecticut, National Association, as Indenture Trustee, and Barnett Banks Trust Company, National Association, as Florida Co-Indenture Trustee (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement No. 333-37185 on Form S-4)

4.6	First Supplemental Indenture of Trust and Security Agreement dated as of November 1, 1991 by and among National Health Corporation Leveraged Employee Stock Ownership Trust, National Health Corporation and National HealthCorp L.P. to State Street Bank and Trust Company of Connecticut, National Association, as Indenture Trustee, and Barnett Banks Trust Company, National Association, as Florida Co-Indenture Trustee (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement No. 333-37185 on Form S-4)

4.7	1997 Stock Option and Stock Appreciation Rights Plan (incorporated by reference to Exhibit 10.5.3 to the Company’s Registration Statement No. 333-37185 on Form S-4)

4.8	2005 Stock Option, Employee Stock Purchase, Physician Stock Purchase & Stock Appreciation Rights Plan (incorporated by reference to Appendix A to the Company’s proxy statement filed March 28, 2005).

4.9	2004 Non-Qualified Stock Option Plan (incorporated by reference to Appendix B to the Company’s proxy statement filed March 28, 2005).

5	Opinion of Harwell Howard Hyne Gabbert & Manner, P.C.

23.1	Consent of BDO Seidman, LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.3	Consent of Harwell Howard Hyne Gabbert & Manner, P.C. (contained in Exhibit 5)

24	Power of Attorney (see signature page)